Exhibit (k)(7)

EXECUTION COPY

SECURITY AGREEMENT

dated as of

August 26, 2014

between

DAUPHIN FUNDING LLC,

as Borrower

and

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Administrative Agent

i

EXHIBITS:

Exhibit A    Perfection Certificate

ii

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) dated as of August 26, 2014 between DAUPHIN FUNDING LLC, as Borrower, and DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent.

RECITALS:

The Borrower is entering into the Credit Agreement described in Section 1 hereof, pursuant to which the Borrower intends to borrow funds for the purpose of investing on a leveraged basis in Fund Investments.

The Borrower is willing to secure, its obligations to the Secured Parties under the Credit Documents, by granting Liens on its assets to the Administrative Agent for the ratable benefit of the Secured Parties as provided in the Collateral Documents;

WHEREAS, the Lenders are not willing to make loans under the Credit Agreement unless the foregoing obligations of the Borrower are secured as described above;

WHEREAS, upon any foreclosure or other enforcement of the Credit Documents, the net proceeds of the Collateral are to be received by or paid over to the Administrative Agent and applied as provided herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions.

(a) Terms Defined in Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined in subsection (b) or (c) of this Section 1 have, as used herein, the respective meanings provided for therein.

(b) Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Account	9-102
Authenticate	9-102
Chattel Paper	9-102
Deposit Account	9-102
Document	9-102
Entitlement Holder	8-102
Entitlement Order	8-102
Financial Asset	8-102 & 103

Term	UCC
General Intangibles	9-102
Instrument	9-102
Investment Property	9-102
Record	9-102
Securities Account	8-501
Securities Intermediary	8-102
Security	8-102 & 103
Security Entitlement	8-102
Supporting Obligations	9-102

(c) Additional Definitions. The following additional terms, as used herein, have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Assignment Agreement” shall mean, with respect to any Bank Loan, an “Assignment and Acceptance Agreement,” “Assignment and Assumption Agreement” or other assignment or transfer document in the form required under the terms of such Bank Loan to assign interests and/or obligations in respect of such Bank Loan or, if there is no required form, in such form as is reasonably acceptable to the Administrative Agent.

“Cash Collateral Account” has the meaning set forth in the Custodial Agreement.

“Cash Distributions” means dividends, interest and other distributions and payments (including proceeds of liquidation, sale or other disposition) made or received in cash upon or with respect to any Collateral.

“Collateral” means all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Administrative Agent pursuant to the Collateral Documents, including the items specified in Section 2(a) below.

“Collateral Accounts” means the Custodial Account, the Cash Collateral Account, the Administrative Expense Sub-account and any additional accounts or sub-accounts established by the Custodian pursuant to the Custodial Agreement.

“Collateral Documents” means this Agreement, the Custodial Agreement and any other supplemental or additional security agreements, control agreements, custodial agreements or similar instruments delivered pursuant to the Credit Documents.

“Control” has the following meanings:

(a) when used with respect to any Security or Security Entitlement, the meaning specified in UCC Section 8-106; and

(b) when used with respect to any Deposit Account, the meaning specified in UCC Section 9-104.

“Credit Agreement” means the Credit Agreement dated as of August 26, 2014 between DAUPHIN FUNDING LLC, as borrower, and Deutsche Bank AG, New York Branch, as administrative agent and a lender, and each other lender party thereto from time to time, as amended.

“Custodial Account” has the meaning set forth in the Custodial Agreement.

“Notice of Exclusive Control” means a written notice that an Event of Default has occurred and is continuing and the Administrative Agent will exercise exclusive control over the Collateral Accounts substantially in the form of Exhibit A to the Custodial Agreement.

“Opinion of Counsel” means a written opinion of legal counsel (who may be counsel to the Borrower or other counsel, in either case approved by the Administrative Agent) addressed and delivered to the Administrative Agent.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Perfection Certificate” means a certificate substantially in the form of Exhibit A, completed and supplemented with the schedules contemplated thereby to the satisfaction of the Administrative Agent, and signed by an Authorized Representative of the Borrower and a Responsible Officer of the Manager (which could be the same person as the Authorized Representative).

“Pledged”, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Fund Investment” means a Fund Investment that is included in the Collateral at such time.

“Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the Borrower against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Release Conditions” means the following conditions for terminating all the Transaction Liens:

(i) the Commitments under the Credit Agreement shall have expired or been terminated; and

(ii) all Secured Obligations shall have been paid in full.

“Sale and Contribution Agreement” means the Sale and Contribution Agreement dated as of August 26, 2014 between FS Global Credit Opportunities Fund, as seller, and the Borrower, as purchaser.

“Secured Obligations” means all principal of all Loans outstanding from time to time under the Credit Agreement, all interest (including Post-Petition Interest) on such Loans and all other amounts now or hereafter payable by the Borrower to the Secured Parties pursuant to the Credit Documents.

“Secured Parties” means the Administrative Agent and the Lenders.

“Transaction Liens” means the Liens granted by the Borrower under the Collateral Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(d) Terms Generally. The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections and Exhibits shall be construed to refer to Sections of, and Exhibits to, this Agreement and (v) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. Grant of Transaction Liens.

(a) The Borrower, in order to secure the Secured Obligations, grants to the Administrative Agent for the ratable benefit of the Secured Parties a continuing security interest in the right, title and interest of the Borrower in, to and under the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all General Intangibles (including, all right, title and interest of the Borrower in, to and under (1) all Bank Loans, (2) the Management Agreement, (3) the Custodial Agreement, and (4) the Sale and Contribution Agreement);

(vi) all Instruments;

(vii) all Investment Property;

(viii) all books and records (including documentation, credit files, computer programs, printouts and other computer materials and records) of the Borrower pertaining to any of the Collateral;

(ix) (1) the Collateral Accounts, (2) all Financial Assets credited to the Collateral Accounts from time to time and all Security Entitlements in respect thereof and (3) all Cash held in the Collateral Accounts from time to time; and

(x) all Proceeds of the Collateral described in the foregoing clauses (i) through (ix).

(b) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(c) The Transaction Liens are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Borrower with respect to any of the Collateral or any transaction in connection therewith.

SECTION 3. General Representations and Warranties. The Borrower represents and warrants that:

(a) It has good and marketable title to all its Collateral, free and clear of any Lien other than Permitted Liens.

(b) It has not performed any acts that would reasonably be likely to prevent the Administrative Agent from enforcing any of the provisions of the Credit Documents or that would limit the Administrative Agent in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the

Collateral owned by the Borrower is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral. After the Closing Date, no Collateral owned by the Borrower will be in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than a Permitted Lien.

(c) The Transaction Liens on all Collateral owned by the Borrower (i) have been validly created, (ii) will attach to each item of such Collateral on the Closing Date (or, if the Borrower first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations.

(d) It has delivered a Perfection Certificate to the Administrative Agent. The information set forth therein is correct and complete in all material respects as of the Closing Date.

(e) When a UCC financing statement describing the Collateral as “all personal property” or “all assets” has been filed in the office specified in such Perfection Certificate, the Transaction Liens will constitute perfected security interests in the Collateral owned by the Borrower to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein other than any Permitted Lien. Except for the filing of such UCC financing statement, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Collateral Documents or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Transaction Liens or for the enforcement of the Transaction Liens.

SECTION 4. Further Assurances; General Covenants. The Borrower covenants as follows:

(a) It will, from time to time, at its own expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any filing of financing or continuation statements under the UCC) that from time to time may be reasonably necessary or desirable, or that the Administrative Agent may reasonably request, in order to:

(i) create, preserve, perfect, confirm or validate the Transaction Liens on the Collateral;

(ii) in the case of any Collateral Account, cause the Administrative Agent to have Control thereof;

(iii) enable the Administrative Agent and the other Secured Parties to obtain the full benefits of the Credit Documents;

(iv) enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies with respect to any of the Collateral (including, from time to time, duly execute and deliver to the Administrative Agent or the relevant assignee (as directed by the Administrative Agent) such Assignment Agreements and other documents and instruments determined by the Administrative Agent to be reasonably necessary to effect or evidence any assignment, purchase or other transfer of Bank Loans as the Administrative Agent may request).

To the extent permitted by applicable law, the Borrower authorizes the Administrative Agent to (A) execute and file such financing statements or continuation statements without the Borrower’s signature appearing thereon and, (B) upon the occurrence and during the continuance of an Event of Default, execute, deliver and complete, and seek required consents in respect of, any Assignment Agreement delivered by the Borrower with respect to any Bank Loan pursuant to Section 7. The Borrower agrees that the Administrative Agent may utilize a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement as a financing statement. The Borrower constitutes the Administrative Agent its attorney-in-fact to (1) execute and file all filings required or so requested for the foregoing purposes and, (2) upon the occurrence and during the continuance of an Event of Default, execute, deliver and complete, and seek required consents in respect of, any Assignment Agreement delivered by the Borrower with respect to any Bank Loan, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all the Transaction Liens granted by the Borrower terminate pursuant to Section 15. The Borrower will pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b) The Borrower will not (i) change its name or corporate structure, (ii) change its location (determined as provided in UCC Section 9-307) or (iii) become bound, as provided in UCC Section 9-203(d) or otherwise, by a security agreement entered into by another Person, unless it shall have given the Administrative Agent prior notice thereof and delivered an Opinion of Counsel with respect thereto in accordance with Section 4(c).

(c) At least 30 days before it takes any action contemplated by Section 4(b), the Borrower will, at its own expense, cause to be delivered to the Administrative Agent an Opinion of Counsel, in form and substance satisfactory to the Administrative Agent, to the effect that (i) all financing statements and amendments or supplements thereto, continuation statements and other documents required to be filed or recorded in order to perfect and protect the Transaction Liens against all creditors of and purchasers from the Borrower after it takes such action (except any continuation statements specified in such Opinion of Counsel that are to be filed more than six months after the date thereof) have been filed or recorded in each office necessary for such purpose, (ii) all fees and taxes, if any, payable in connection with such filings or recordations have been paid in full and (iii) except as otherwise agreed by the Administrative Agent, such action will not adversely affect the perfection or priority of the Transaction Lien on any Collateral after it takes such action or the accuracy of the representations and warranties herein relating to such Collateral.

(d) It will notify the Administrative Agent as soon as it has knowledge or reasonable belief that the value of any Collateral has been or may be materially impaired (including as a result of a default or event of default occurring with respect to any Collateral).

(e) It will, promptly upon request, provide to the Administrative Agent all information and evidence concerning the Collateral that the Administrative Agent may reasonably request from time to time to enable it to enforce the provisions of the Collateral Documents.

(f) It agrees that any financing statement may contain an indication or description of the Collateral that describes such property in any manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent herein, including describing such property as “all assets” or “all personal property”.

SECTION 5. Investment Property. The Borrower represents, warrants and covenants to the Secured Parties as follows:

(a) Securities and Security Entitlements. On or prior to the Closing Date, the Borrower will deliver or cause to be delivered to the Custodian, in the manner specified in Section 5(c), all Securities, Security Entitlements and negotiable Instruments then owned by the Borrower, for credit by the Custodian to the Custodial Account. Thereafter, whenever the Borrower acquires any other Security, Security Entitlement or negotiable Instrument, the Borrower will, as promptly as practicable, cause such Security, Security Entitlement or negotiable Instrument to be delivered to the Custodian, in the manner specified in Section 5(c), for credit by the Custodian to the Custodial Account.

(b) Perfection as to Security Entitlements. Upon the execution and delivery of the Custodial Agreement by the parties thereto, so long as any Financial Asset owned by the Borrower is credited to the Custodial Account, (i) the Transaction Lien on the Borrower’s Security Entitlement in respect of such Financial Asset will be perfected, subject to no Liens or rights of others (except Permitted Liens), (ii) the Administrative Agent will have Control of such Security Entitlement and (iii) no action based on an adverse claim to such Security Entitlement or such Financial Asset, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be asserted against any Secured Party.

(c) Delivery. All Securities, Security Entitlements and negotiable Instruments shall be delivered to the Custodian in the manner specified in the definition of “delivery” under the Credit Agreement.

SECTION 6. Deposit Accounts. The Borrower represents, warrants and covenants to the Secured Parties as follows:

(a) Deposit of Cash. On or prior to the date of the Initial Loan, the Borrower will deposit or cause to be deposited in the Cash Collateral Account (or, to the extent permitted under Section 4.01(h) of the Credit Agreement, the Administrative Expense Sub-account) all Cash then owned by the Borrower. Thereafter, the Borrower will cause all Cash owned by Borrower from time to time, including all Cash Distributions received with respect to assets held in the Collateral Accounts and all Proceeds of Collateral, to be deposited in the Cash Collateral Account, to be held and administered as provided under the Credit Documents.

(b) Perfection as to Deposit Accounts. Upon the execution and delivery of the Custodial Agreement by the parties thereto, (i) the Transaction Lien on the Cash Collateral

Account and the Administrative Expense Sub-account will be perfected, subject to no Liens or rights of others (except Permitted Liens) and (ii) the Administrative Agent will have Control of such Collateral Accounts.

SECTION 7. Bank Loans. The Borrower represents, warrants and covenants to the Secured Parties as follows:

(a) Delivery of Assignment Agreements. On or prior to the Closing Date, the Borrower will deliver to the Custodian three Assignment Agreements in respect of each Bank Loan then owned by the Borrower, each undated and duly executed in blank by the Borrower as assignor. Thereafter, promptly upon its acquisition of any interest in a Bank Loan, the Borrower will deliver to the Administrative Agent three Assignment Agreements in respect of such Bank Loan, each undated and duly executed in blank by the Borrower as assignor.

(b) Delivery of Promissory Notes. On or prior to the Closing Date, in respect of each Bank Loan owned by the Borrower that is evidenced by a promissory note, but excluding any Participation Interests, the Borrower will deliver the original of such promissory note to the Custodian, to be held by the Custodian as agent and bailee of the Administrative Agent pursuant to the Custodial Agreement and, if applicable, credited to the Custodial Account. Thereafter, promptly upon its acquisition of any interest in a Bank Loan that is evidenced by a promissory note, but excluding any Participation Interests, the Borrower will deliver the original of such promissory note to the Custodian, to be held by the Custodian as agent and bailee of the Administrative Agent pursuant to the Custodial Agreement.

(c) Delivery of Participation Agreements. On or prior to the Closing Date, in respect of each Participation Interest owned by the Borrower, the Borrower will deliver a copy of the applicable participation agreement to the Custodian, to be held by the Custodian as agent and bailee of the Administrative Agent pursuant to the Custodial Agreement. Thereafter, promptly upon its entry into any Participation Interest, the Borrower will deliver a copy of the applicable participation agreement to the Custodian, to be held by the Custodian as agent and bailee of the Administrative Agent pursuant to the Custodial Agreement.

SECTION 8. Operation of Collateral Accounts.

(a) If an Event of Default shall have occurred and is continuing, the Administrative Agent may (i) instruct the Custodian to retain all cash and investments then held in any Collateral Account, (ii) instruct the Custodian to liquidate any or all investments held therein and/or (iii) withdraw any amounts held therein and apply such amounts as provided in Section 10.

(b) If immediately available cash on deposit in any Collateral Account is not sufficient to make any distribution or withdrawal to be made pursuant hereto, the Administrative Agent will cause to be liquidated, as promptly as practicable, such investments held in or credited to such Collateral Account as shall be required to obtain sufficient cash to make such distribution or withdrawal and, notwithstanding any other provision hereof, such distribution or withdrawal shall not be made until such liquidation has taken place.

SECTION 9. Right to Vote. (a) Unless an Event of Default shall have occurred and is continuing, the Borrower will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Fund Investment or any other Collateral.

(b) If an Event of Default shall have occurred and is continuing, the Administrative Agent will have the right to the extent permitted by law to vote, to give consents, ratifications and waivers and to take any other action with respect to the Pledged Fund Investments, with the same force and effect as if the Administrative Agent were the absolute and sole owner thereof, and the Borrower will take all such action as the Administrative Agent may reasonably request from time to time to give effect to such right.

SECTION 10. Remedies upon Event of Default. (a) If an Event of Default shall have occurred and is continuing (for the avoidance of doubt, upon commencement by the Administrative Agent of any of the remedies set forth herein or in any of the other Credit Documents or upon notice by the Administrative Agent to the Borrower or the Manager that it intends to promptly commence the exercise of any such remedies, such Event of Default shall be deemed to be continuing, and may not be cured or curable by any subsequent actions or events), the Administrative Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Credit Documents.

(b) Without limiting the generality of the foregoing, if an Event of Default shall have occurred and is continuing, the Administrative Agent may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral. In addition, the Administrative Agent may deliver a Notice of Exclusive Control to the Custodian and, thereafter, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, withdraw all cash held in the Collateral Accounts and apply such cash as provided in Section 11 and, if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof at such place or places as the Administrative Agent deems best, and for cash, credit or any combination thereof or for future delivery, at public or private sale, without demand of performance to effect any such disposition or of the time or place thereof, and the Administrative Agent or any one else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise) of the Borrower, any such demand, right or equity being hereby expressly waived and released. To the extent permitted under applicable law, the Borrower hereby agrees that in the case of any Collateral that is a Bank Loan, the Administrative Agent may effect any such disposition by selling such Bank Loan in a private sale in which the Administrative Agent is the purchaser followed by a sale by the Administrative Agent of participations in such Bank Loan to one or more third parties (who may be affiliates of a Secured Party), and that such manner of disposition shall be deemed to be commercially reasonable. The Borrower shall remain liable to the Secured Parties for any deficiency following any such sale of Collateral. In addition to the foregoing remedies, the Administrative Agent may take any action that is necessary in Administrative Agent’s sole good faith discretion to protect, preserve or enforce its rights hereunder or to reduce any risk of loss that it may suffer.

(c) The Administrative Agent may adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. Notice of any such sale or other disposition shall be given to the Borrower to the extent required by Section 13 and by applicable law. If so requested by the Administrative Agent or by any buyer of the Collateral or any part thereof, the Borrower shall further ratify and confirm any action taken pursuant to the power of attorney granted herein by executing and delivering to the Administrative Agent or to such buyer or buyers at the expense of the Borrower all instruments of assignment, conveyance or transfer, releases, instructions and entitlement orders as may be designated in any such request.

(d) Neither the Administrative Agent nor any Secured Party shall incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to this Section 10 conducted in a commercially reasonable manner. The Borrower hereby waives any claims against the Administrative Agent and the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

(e) Without limiting the generality of the foregoing, if an Event of Default shall have occurred and is continuing, the Borrower, if directed by the Administrative Agent (acting with the consent of the Lenders), shall terminate the Management Agreement and replace the Manager with an institution selected by the Borrower and approved by the Administrative Agent and the Lenders that is legally qualified, permitted under applicable law and with the capacity to assume the responsibilities, duties and obligations of the Manager under the Credit Documents and the Management Agreement.

(f) Notwithstanding anything to the contrary contained herein, none of the rights of the Administrative Agent specifically identified herein are intended to limit the rights of the Administrative Agent or any other Secured Party under the Credit Documents.

SECTION 11. Application of Proceeds. If an Event of Default shall have occurred and is continuing, the Administrative Agent shall apply (i) any Cash held in the Collateral Accounts and (ii) the Proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priority:

first, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Administrative Agent, and all expenses, liabilities and advances incurred or made by the Administrative Agent in connection with the Credit Documents, and any other amounts then due and payable to the Administrative Agent pursuant to Section 12 of this Agreement or Section 9.01 of the Credit Agreement;

second, to pay ratably all interest (including Post-Petition Interest) on the Secured Obligations payable under the Credit Agreement, until payment in full of all such interest and fees shall have been made;

third, to pay the unpaid principal of the Secured Obligations ratably, until payment in full of the principal of all Secured Obligations shall have been made (or so provided for);

fourth, to pay all other Secured Obligations ratably, until payment in full of all such other Secured Obligations shall have been made (or so provided for); and

finally, to pay to the Borrower, or as a court of competent jurisdiction may direct, any surplus then remaining from such Cash or the Proceeds of the Collateral;

The Administrative Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

SECTION 12. Fees and Expenses; Indemnification. (a) The Borrower will forthwith upon demand pay to the Administrative Agent:

(i) the amount of any taxes that the Administrative Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon;

(ii) the amount of any and all reasonable out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Administrative Agent may incur in connection with (x) the administration or enforcement of the Credit Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Administrative Agent of any of its rights or powers under the Credit Documents;

(iii) the amount of any fees that the Borrower shall have agreed in writing to pay to the Administrative Agent and that shall have become due and payable in accordance with such written agreement; and

(iv) the amount required to indemnify the Administrative Agent and each Lender for, or hold it harmless and defend it against, any loss, liability or expense (including the reasonable fees and expenses of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Administrative Agent or any Lender in connection with the Credit Documents, except to the extent that such loss, liability or expense directly and primarily arises from Administrative Agent’s or such Lender’s gross negligence or willful misconduct or a breach of any duty that the Administrative Agent or such Lender has under this Agreement (after giving effect to Section 14).

Any such amount not paid to the Administrative Agent or the applicable Lender on demand will bear interest for each day thereafter until paid at a rate per annum equal to the Weighted Average Rate in effect from time to time plus the Applicable Margin plus 2%.

(b) If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Collateral Documents, the Borrower will pay such tax and provide any required tax stamps to the Administrative Agent or any Lender or as otherwise required by law.

SECTION 13. Authority to Administer Collateral. The Borrower irrevocably appoints the Administrative Agent its true and lawful attorney, with full power of substitution, in the name of the Borrower or otherwise, for the sole use and benefit of the Secured Parties, but at the Borrower’s expense, to the extent permitted by law to exercise, at any time and from time to time following the occurrence and continuance of an Event of Default, all or any of the following powers with respect to all or any of the Collateral:

(a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c) to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof,

(d) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto,

provided that, except in the case of Collateral that threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Administrative Agent will give the Borrower prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made (which the parties agree may be less than ten (10) days prior thereto); provided that, if no notice of such action is required under the UCC, then the Borrower agrees that no such notice shall be required hereunder. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Administrative Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

SECTION 14. Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Administrative Agent will have no duty as to any Collateral in its possession or control or in the possession or control

of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Administrative Agent in good faith, except to the extent that such liability arises directly and primarily from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 15. General Provisions Concerning The Administrative Agent.

(a) The provisions of Article 8 of the Credit Agreement shall inure to the benefit of the Administrative Agent, and shall be binding upon the Borrower and all Secured Parties, in connection with this Agreement and the other Collateral Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Credit Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.13 of the Credit Agreement), and (iii) except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Borrower that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Collateral Documents. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Secured Party.

(b) Sub-Agents and Related Parties. The Administrative Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Administrative Agent and any such subagent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 14 and this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

(c) Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Credit Documents, including determining the amounts of the Secured Obligations or whether any action has been taken under any Collateral Document, the Administrative Agent will be entitled to rely on information from (i) its own records for information as to the Secured Parties, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Administrative Agent has not obtained such information from its own records, and (iii) the Borrower, to the extent that the Administrative Agent has not obtained information from the foregoing sources.

(d) Refusal to Act. The Administrative Agent may refuse to act on any notice, consent, direction or instruction from any Secured Party or any agent, trustee or similar representative thereof that, in the Administrative Agent’s opinion, (i) is contrary to law or the provisions of any Collateral Document, (ii) may expose the Administrative Agent to liability (unless the Administrative Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

SECTION 16. Termination of Transaction Liens; Release of Collateral.

(a) The Transaction Liens shall terminate when the Administrative Agent has determined that all the Release Conditions have been satisfied.

(b) At any time before the Transaction Liens terminate, the Administrative Agent may, at the written request of the Borrower, elect to release any Collateral in its sole and absolute discretion.

(c) Upon any sale of a Fund Investment or any other Collateral in accordance with the terms of the Credit Agreement, the Transaction Lien thereon shall automatically terminate, without any action by the Borrower or the Administrative Agent.

(d) Upon any termination of a Transaction Lien or release of Collateral, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

SECTION 17. Notices. Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 9.03 of the Credit Agreement.

SECTION 18. No Implied Waivers; Remedies Not Exclusive. No failure by the Administrative Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or any Secured Party of any right or remedy under any Credit Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Credit Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

SECTION 19. Successors and Assigns. This Agreement is for the benefit of the Administrative Agent and the other Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred in accordance with

Section 9.05 of the Credit Agreement, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Borrower and its successors and assigns.

SECTION 20. Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, with the consent of such Lenders as are required to consent thereto under Section 9.13 of the Credit Agreement. No such waiver, amendment or modification shall be binding upon the Borrower, except with its written consent.

SECTION 21. Choice of Law; Submission to Jurisdiction; Service of Process. (i) This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without reference to its conflict of law provisions that would result in the application of any other jurisdiction, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. Any legal action or proceeding with respect to this Agreement may be brought in the Supreme Court of the State of New York sitting in the Borough of Manhattan or the United States District Court for the Southern District of New York, and any appellate court from any thereof, and, by execution and delivery of this Agreement, each of the parties hereunder irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each of the parties hereunder hereby irrevocably waives any claim that any such court lacks jurisdiction over it, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over it. Each of the parties hereunder further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by hand delivery, at its address for notices pursuant to Section 17. Nothing herein shall affect the right of the Administrative Agent to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

SECTION 22. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY COLLATERAL DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 23. Severability. If any provision of any Credit Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Credit Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

SECTION 24. Counterparts. This Agreement may be executed in counterparts, all of which when so executed shall together constitute but one and the same agreement. Delivery of an executed counterpart by e-mail attachment or by facsimile transmission shall be an effective means of delivery and shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signatures begin on the next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DAUPHIN FUNDING LLC, as Borrower

By:	/s/ Gerald F. Stahlecker
Name: Gerald F. Stahlecker
Title: Executive Vice President

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Satish Ramakrishna
Name: Satish Ramakrishna
Title: Managing Director

By:	/s/ David Dirvin
Name: David Dirvin
Title: Managing Director

[Signature page to Security Agreement]